Exhibit 15.1

April 19, 2005

C-COR Incorporated

State College, Pennslyvania

Re:	Registration Statement on Form S-3

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated November 2, 2004 and February 1, 2005 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the “Act”), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Harrisburg, Pennslyvania